Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated April 25, 2016 (including amendments thereto) with respect to the Common Stock, $0.001 par value, of HC2 Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 25, 2016	Raging Capital Management, LLC

	By:	/s/ William C. Martin
		Name:	William C. Martin
		Title:	Chairman, Chief Investment Officer and Managing Member

/s/ William C. Martin
William C. Martin